EXHIBIT 99.1

April 27, 2006

Dow Reports First Quarter Results

Record Sales – High and Volatile Feedstock Costs Remain a Challenge

First Quarter of 2006 Highlights

•      Sales for the first quarter set a new Company record, rising 3 percent from the same period last year to exceed $12.0 billion for the first time in Dow’s history.

•      The Company’s first quarter purchased feedstock and energy costs were more than $800 million higher in 2006 than in 2005.

•      Planned turnarounds at major Dow facilities reduced volume and significantly increased costs. Similar scheduled outages at the EQUATE and OPTIMAL joint ventures impacted equity earnings for the quarter.

•      Earnings per share were $1.24. Although down 11 percent from the quarterly record of $1.39 achieved one year ago, this represents the Company’s second highest quarterly earnings ever and marked an 11 percent increase compared with the fourth quarter 2005.

Comment

Geoffery E. Merszei, Dow’s executive vice president and chief financial officer, stated:

“This was a quarter in which we again benefited from our strategy – with an increase in EBIT of our combined Performance businesses mitigating a decline in our Basics portfolio. And while turnarounds during the quarter impacted volume, and U.S. sales slowed at the start of the year on the expectation of lower prices, we saw demand pick up again in March – and that momentum has continued into the second quarter.”

	3 Months Ended March 31
(In millions, except for per share amounts)	2006	2005
Net Sales	$12,020	$11,679
Net Income	$1,214	$1,353
Earnings Per Common Share	$1.24	$1.39

Review of First Quarter Results

The Dow Chemical Company (NYSE: DOW) reported a new sales record of $12.0 billion for the first quarter of 2006, 3 percent higher than the same period in 2005.

Net income for the quarter was $1,214 million, 10 percent lower than in 2005, while earnings per share were $1.24. Although down 11 percent from the quarterly record of $1.39 achieved one year ago, this represents the Company’s second highest quarterly earnings ever. Earnings for the first quarter of 2005 included a gain of 5 cents per share related to the sale of a 2.5 percent interest in the EQUATE joint venture.

Compared with the same period in 2005, price edged 2 percent higher, but this was not enough to counter a year-over-year increase of more than $800 million in feedstock and energy costs, resulting in margin erosion. Volume in the quarter increased 1 percent, with strong growth in Latin America and steady demand in Europe and Asia Pacific dampened by a slowdown in demand across most businesses in the United States, where customers delayed purchases in anticipation of lower prices.

Planned turnarounds at major Dow facilities in both the United States and Europe reduced volume in Hydrocarbons and Energy, and significantly increased costs. And planned turnarounds at the EQUATE and OPTIMAL joint ventures impacted equity earnings for the quarter, which were 39 percent lower than the same period in 2005. Equity earnings also reflect the dissolution of DuPont Dow Elastomers L.L.C. in June 2005, the sale of the Company’s interest in UOP LLC in the fourth quarter of last year and the continued strong performance of Dow Corning Corporation, driven by global demand for the company’s specialty silicon-based materials and innovative solutions.

“This was a quarter in which we again benefited from our strategy – with an increase in EBIT of our combined Performance businesses mitigating a decline in our Basics portfolio,” said Geoffery E. Merszei, Dow’s executive vice president and chief financial officer. “And while turnarounds during the quarter impacted volume, and U.S. sales slowed at the start of the year on the expectation of lower prices, we saw demand pick up again in March – and that momentum has continued into the second quarter.

“Through the quarter we again demonstrated our absolute commitment to maintain a sharp focus on financial discipline. Selling, Administrative and Research and Development expenses as a percent of sales were held at a record low 5.5 percent and our capital expenditure program stayed firmly on track. We also raised our dividend and accelerated our share repurchase program - investing more than $300 million during the quarter - while at the same time further reducing our debt-to-capital ratio.”

In the Performance Plastics segment, sales for the first quarter were $3.49 billion, an increase of 17 percent compared with the same period in 2005. Price was up 1 percent, while volume climbed 16 percent, largely driven by lump sum revenue in our Technology Licensing and Catalyst business. The Specialty Plastics and Elastomers business reported a year-over-year sales increase of more than one third, with solid global demand growth benefiting from the successful integration of ENGAGETM, NORDELTM and TYRINTM elastomers, acquired by the Company in 2005 when Dow divested its interest in the DuPont Dow Elastomers joint venture. Dow Automotive sales also improved compared with the same quarter last year, despite the on-going challenges facing the U.S. automotive industry. During the first quarter, the business continued to build its position with Japanese original equipment manufacturers, and announced plans to open an automotive technology center in Japan to accelerate application developments with local companies. In Polyurethanes and Thermoset Systems, sales fell slightly as the business continued to re-focus sales from components to downstream systems applications. EBIT(1) for Performance Plastics was $726 million, an increase of 55 percent compared with $467 million in the same quarter last year.

Sales in the Performance Chemicals segment were $1.89 billion for the first quarter of 2006, 2 percent lower than the quarterly record of $1.92 billion posted in the same period last year, with both price and volume down 1 percent. Dow’s Latex and Acrylic Monomers business reported lower sales than in the same quarter of 2005. Much of this decline occurred in acrylic monomers, where new industry capacity negatively impacted price and margin, prompting the business to cut back on volume. Conversely, the business reported solid demand for styrene-butadiene latex during the quarter, driven by strength in the European coated paper industry and supported by an increase in sales in Asia Pacific, following last year’s start-up by Dow of a second styrene-butadiene latex line in Zhangjiagang, China. In Designed Polymers, sales increased slightly compared with the same quarter a year ago, with demand for water-soluble polymers up markedly across a broad range of end use applications, including building materials, pharmaceuticals and personal care. Liquid Separations also reported a strong year-over-year improvement in sales, with both FILMTECTM membranes and DOWEXTM ion exchange resins making significant contributions to a record sales quarter. Specialty Chemicals reported significant margin pressure in glycol ethers as price increases failed to offset rising raw material costs. EBIT in Performance Chemicals was $301 million for the quarter, a drop of 33 percent compared with $450 million in the same period last year.

The Agricultural Sciences segment posted quarterly sales of $961 million, 3 percent lower than the first quarter record of $989 million achieved in 2005. Sales fell slightly as late winter weather in Europe delayed the planting season into the second quarter. This was largely offset by increased sales of herbicides and insecticides in the United States, and strong revenue gains in Latin America. The business continued to make progress with its healthy oils platform, reporting higher sales of both sunflower and NEXERATM canola seeds as the U.S. restaurant and food manufacturing industries increased demand for oils that are low in both trans fat and saturated fats. During the quarter, the Company announced plans that will increase production of NATREONTM canola and sunflower oils by 35 percent in 2006, and create the capacity to double current production levels in 2007, to support its growth plans in this sector. First quarter EBIT for Agricultural Sciences was $216 million, 17 percent lower than the $259 million reported in the same period a year ago.

The Basic Plastics segment reported sales of $2.80 billion for the first quarter, flat with the same period in 2005. Both price and volume remained steady year-over-year. The quarter saw a marked downturn in North American polyethylene volume as high post-hurricane U.S. prices created a temporary export window for producers in Asia Pacific – and simultaneously reduced export opportunities for domestic U.S. companies. That window closed late in the first quarter. Steady volume in Europe, and growth in Asia Pacific and Latin America offset the decline in North America, but margins were eroded as the rise in raw material costs outpaced price increases in each of these geographic areas. The Polystyrene business reported a drop in sales year-over-year as both volume and price fell from the high levels of the first quarter of 2005. While styrene costs moderated slightly compared with the same quarter last year, polystyrene prices fell further due to excess industry capacity, causing margin erosion. EBIT for the Basic Plastics segment was $476 million for the first quarter, 42 percent lower than the $824 million posted for the same period in 2005 which included a gain of $29 million related to the sale of an interest in the EQUATE joint venture.

First quarter sales in the Basic Chemicals segment fell in 2006 compared with a year ago, down 7 percent to $1.37 billion. In the Core Chemicals business, caustic soda saw double- digit price increases compared with the same quarter last year, but volume was down slightly, with weakness in the pulp and paper industry offsetting relative strength in other sectors, particularly alumina and chemical processing. Despite solid sales growth in Europe, vinyl chloride monomer volumes also fell year-over-year, reflecting weaker global industry demand for polyvinyl chloride. The Ethylene Oxide / Ethylene Glycol business reported a significant decline in price and slightly lower volume as the industry’s supply/demand balance softened compared with a very strong first quarter of a year ago. Ethylene glycol margins came under pressure, as excess industry supply resulted in reduced prices, while at the same time year-over-year feedstock costs increased significantly. The Basic Chemicals segment reported EBIT for the first quarter of $154 million, 64 percent lower than $427 million for the same period a year ago which included a gain of $41 million related to the sale of an interest in the EQUATE joint venture.

“After a slow start to the year, the pace of sales quickened towards the end of the quarter and we’re now seeing improved industry demand across many of our businesses,” said Merszei.

“The challenge of feedstock and energy volatility remains strong. But with a sharpened focus on price/volume management and our unwavering commitment to cost control, we continue to believe that 2006 will be better than 2005, and that 2007 will be another good year for the Company.

“As we move forward through the second quarter, we intend to drive further ahead with our growth strategy: preferentially investing in our Performance businesses, developing new market-facing opportunities and accelerating our growth in emerging geographies, while simultaneously pursuing joint venture opportunities to lighten our Basics portfolio. Over the long term, we have no doubt that the strategy we have put in place will be successful in dampening the Company’s earnings cyclicality, while driving growth.”

(1)    Earnings before interest, income taxes and minority interests (“EBIT”). A reconciliation of EBIT to “Net Income Available for Common Stockholders” is provided following the Operating Segments table.

™      ENGAGE, NORDEL, TYRIN, FILMTEC and DOWEX are Trademarks of The Dow Chemical Company or an affiliate of the Company.

™ NEXERA and NATREON are Trademarks of Dow AgroSciences LLC.

Upcoming Webcasts

•                  Dow will host a live Webcast of its first quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10:00 a.m. EDT on www.dow.com.

•                  Dow will host a live Webcast of its Annual Meeting of Stockholders on Thursday, May 11, 2006, at 10.00 a.m. EDT on www.dow.com.

About Dow

Dow is a diversified chemical company that harnesses the power of science and technology to improve living daily. The Company offers a broad range of innovative products and services to customers in more than 175 countries, helping them to provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. Built on a commitment to its principles of sustainability, Dow has annual sales of $46 billion and employs 42,000 people worldwide. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Note:  The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

THE DOW CHEMICAL COMPANY - 1Q06 EARNINGS

Financial Statements (Note A)

The Dow Chemical Company and Subsidiaries

Consolidated Statements of Income

	Three Months Ended
In millions, except per share amounts (Unaudited)	March 31, 2006	March 31, 2005
Net Sales	$12,020	$11,679
Cost of sales	9,803	9,337
Research and development expenses	278	255
Selling, general and administrative expenses	388	391
Amortization of intangibles	12	14
Equity in earnings of nonconsolidated affiliates	168	275
Sundry income - net (Note B)	30	82
Interest income	42	29
Interest expense and amortization of debt discount	156	187
Income before Income Taxes and Minority Interests	1,623	1,881
Provision for income taxes	384	508
Minority interests’ share in income	25	20
Net Income Available for Common Stockholders	$1,214	$1,353
Share Data
Earnings per common share - basic	$1.25	$1.41
Earnings per common share - diluted	$1.24	$1.39
Common stock dividends declared per share of common stock	$0.375	$0.335
Weighted-average common shares outstanding - basic	967.9	959.1
Weighted-average common shares outstanding - diluted	980.7	971.7
Depreciation	$455	$473
Capital Expenditures	$291	$286

Notes to the Consolidated Financial Statements:

Note A:            The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered.  These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.  Except as otherwise indicated by the context, the terms “Company” and “Dow” as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B:            In November 2004, Union Carbide Corporation sold a 2.5 percent interest in EQUATE to National Bank of Kuwait for $104 million. In March 2005, the resale of these shares to private Kuwaiti investors was completed, reducing Union Carbide’s ownership interest from 45 percent to 42.5 percent and resulting in a pretax gain of $70 million in the first quarter of 2005.

The Dow Chemical Company and Subsidiaries

Consolidated Balance Sheets

In millions (Unaudited)	March 31, 2006	Dec. 31, 2005
Assets
Current Assets
Cash and cash equivalents	$3,389	$3,806
Marketable securities and interest-bearing deposits	35	32
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2006: $160; 2005: $169)	5,104	5,124
Other	2,450	2,802
Inventories	5,982	5,319
Deferred income tax assets - current	301	321
Total current assets	17,261	17,404
Investments
Investment in nonconsolidated affiliates	2,150	2,285
Other investments	2,211	2,156
Noncurrent receivables	263	274
Total investments	4,624	4,715
Property
Property	42,507	41,934
Less accumulated depreciation	28,958	28,397
Net property	13,549	13,537
Other Assets
Goodwill	3,140	3,140
Other intangible assets (net of accumulated amortization - 2006: $576; 2005: $552)	449	443
Deferred income tax assets - noncurrent	3,534	3,658
Asbestos-related insurance receivables - noncurrent	797	818
Deferred charges and other assets	2,210	2,219
Total other assets	10,130	10,278
Total Assets	$45,564	$45,934

Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable	$227	$241
Long-term debt due within one year	1,236	1,279
Accounts payable:
Trade	3,566	3,931
Other	1,427	1,829
Income taxes payable	799	493
Deferred income tax liabilities - current	170	201
Dividends payable	364	347
Accrued and other current liabilities	2,126	2,342
Total current liabilities	9,915	10,663
Long-Term Debt	9,180	9,186
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	1,123	1,395
Pension and other postretirement benefits - noncurrent	3,336	3,308
Asbestos-related liabilities - noncurrent	1,366	1,384
Other noncurrent obligations	3,295	3,338
Total other noncurrent liabilities	9,120	9,425
Minority Interest in Subsidiaries	348	336
Preferred Securities of Subsidiaries	1,000	1,000
Stockholders’ Equity
Common stock	2,453	2,453
Additional paid-in capital	671	661
Unearned ESOP shares	—	(1)
Retained earnings	15,567	14,719
Accumulated other comprehensive loss	(1,881)	(1,949)
Treasury stock at cost	(809)	(559)
Net stockholders’ equity	16,001	15,324
Total Liabilities and Stockholders’ Equity	$45,564	$45,934

See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries

Operating Segments

	Three Months Ended
In millions (Unaudited)	March 31, 2006	March 31, 2005
Sales by operating segment
Performance Plastics	$3,493	$2,985
Performance Chemicals	1,886	1,922
Agricultural Sciences	961	989
Basic Plastics	2,797	2,809
Basic Chemicals	1,368	1,470
Hydrocarbons and Energy	1,420	1,434
Unallocated and Other	95	70
Total	$12,020	$11,679
EBIT(1) by Operating segment
Performance Plastics	$726	$467
Performance Chemicals	301	450
Agricultural Sciences	216	259
Basic Plastics	476	824
Basic Chemicals	154	427
Hydrocarbons and Energy	(2)	—
Unallocated and Other	(134)	(388)
Total	$1,737	$2,039
Equity in earnings of nonconsolidated affiliates by operating segment (included in EBIT)
Performance Plastics	$21	$56
Performance Chemicals	69	80
Agricultural Sciences	—	—
Basic Plastics	26	63
Basic Chemicals	28	66
Hydrocarbons and Energy	22	10
Unallocated and Other	2	—
Total	$168	$275

(1)               The Company uses EBIT (which Dow defines as earnings before interest, income taxes and minority interests) as its measure of profit/loss for segment reporting purposes.  EBIT includes all operating items related to the businesses and excludes items that principally apply to the Company as a whole.  A reconciliation of EBIT to “Net Income Available for Common Stockholders” is provided below:

	Three Months Ended
	March 31, 2006	March 31, 2005
EBIT	$1,737	$2,039
+ Interest income	42	29
- Interest expense and amortization of debt discount	156	187
- Provision for income taxes	384	508
- Minority interests’ share in income	25	20
Net Income Available for Common Stockholders	$1,214	$1,353

Sales Volume and Price by Operating Segment

	Three Months Ended March 31, 2006
Percentage change from prior year	Volume	Price	Total
Operating segments
Performance Plastics	16%	1%	17%
Performance Chemicals	(1)%	(1)%	(2)%
Agricultural Sciences	(1)%	(2)%	(3)%
Basic Plastics	—	—	—
Basic Chemicals	(5)%	(2)%	(7)%
Hydrocarbons and Energy	(15)%	14%	(1)%
Total	1%	2%	3%

The Dow Chemical Company and Subsidiaries

Geographic Areas

	Three Months Ended
In millions (Unaudited)	March 31, 2006	March 31, 2005
Sales by geographic area
United States	$4,735	$4,377
Europe	4,247	4,441
Rest of World	3,038	2,861
Total	$12,020	$11,679

Sales Volume and Price by Geographic Area

	Three Months Ended March 31, 2006
Percentage change from prior year	Volume	Price	Total
Geographic areas
United States	1%	7%	8%
Europe	—	(4)%	(4)%
Rest of World	4%	2%	6%
Total	1%	2%	3%